                                    AGREEMENT

                                       TO

                             ASSUME LIABILITIES AND

                              TO ACQUIRE ASSETS OF

                                  BRANCH OFFICE


                         Dated as of September 22, 1998

                                     Between

                            FREMONT INVESTMENT & LOAN

                                    as Seller

                                       and

                             VALLEY INDEPENDENT BANK

                                    as Buyer

                                      INDEX

                                    ARTICLE I
                                   Definitions

                                                                                               Page
                                                                                               ----
1.1      Agreement.........................................................................     1
1.2      Assets............................................................................     1
1.3      Assumption Price..................................................................     1
1.4      Branch............................................................................     1
1.5      Branch Deposit Trial Balance Report...............................................     1
1.6      Branch Loan Trial Balance Report..................................................     2
1.7      Business Day......................................................................     2
1.8      Claim.............................................................................     2
1.9      Closing Date and Closing..........................................................     2
1.10     Commissioner......................................................................     2
1.11     Deposits..........................................................................     2
1.12     Environmental Law.................................................................     2
1.13     FRB...............................................................................     3
1.14     Governmental Body.................................................................     3
1.15     Hazardous Substances..............................................................     3
1.16     Lease.............................................................................     3
1.17     Liabilities.......................................................................     3
1.18     Loans.............................................................................     3
1.19     Personal Property.................................................................     3
1.20     Premises..........................................................................     3
1.21     Retained Assets...................................................................     4
1.22     Retained Liabilities..............................................................     4

                                                    ARTICLE II
                                Assumption of Liabilities and Acquisition of Assets

2.1      Assumption of Deposits, Interest and Certain Other Liabilities....................     4
2.2      Assumption of Obligations.........................................................     4
2.3      Retained Liabilities..............................................................     4
2.4      Transfer of Assets................................................................     6
2.5      Assignment of Leases; Etc.........................................................     7
2.6      Retained Assets...................................................................     7
2.7      Individual Retirement Accounts....................................................     7

                                                    ARTICLE III
                                           Assumption Price; Allocation

3.1      Determination and Payment of Assumption Price.....................................     8
3.2      Allocation of the Consideration for Acquisition of the Branch.....................     8
3.3      Assumption Price Deposit..........................................................     8

                                   ARTICLE IV
                    Representations, Warranties and Covenants

4.1      Representations, Warranties and Covenants of the Seller...........................     9
         4.1.1      Powers and Authority...................................................     9
         4.1.2      Other Agreements.......................................................     9
         4.1.3      Branch Reports.........................................................     9
         4.1.4      Branch Information.....................................................    10
         4.1.5      Personal Property......................................................    10
         4.1.6      Premises...............................................................    10
         4.1.7      Contracts and Agreements...............................................    10
         4.1.8      Pending Litigation.....................................................    11
         4.1.9      Compliance with the Law................................................    11
         4.1.10     Employees..............................................................    11
         4.1.11     Environmental Liabilities..............................................    11
         4.1.12     Deposits at the Branch.................................................    12
         4.1.13     Loans at the Branch....................................................    12
         4.1.14     No Material Adverse Change.............................................    12
         4.1.15     Branch Employees.......................................................    13
         4.1.16     Brokers................................................................    13
         4.1.17     Representations and Warranties.........................................    13
4.2      Representations, Warranties and Covenants of the Buyer............................    13
         4.2.1      Powers and Authority...................................................    13
         4.2.2      Other Agreements.......................................................    13
         4.2.3      Pending Litigation.....................................................    14
         4.2.4      Branch Employees.......................................................    14
         4.2.5      Brokers................................................................    14
         4.2.6      Representations and Warranties.........................................    14

                                    ARTICLE V
                 Obligations of the Parties Before Closing Date

5.1      Obligations of Both Parties.......................................................    14
         5.1.1      Administrative Approvals...............................................    14
         5.1.2      Best Efforts...........................................................    15
5.2      Obligations of Seller.............................................................    15
         5.2.1      Shareholder Approval of Agreement......................................    15
         5.2.2      Access to Information..................................................    15
         5.2.3      Conduct of Business....................................................    15
         5.2.4      Ordinary Course and Other Activities...................................    15
         5.2.5      Condition of Assets....................................................    16
         5.2.6      Consents...............................................................    16
         5.2.7      Personal Property Report...............................................    16
         5.2.8      Deposit Update.........................................................    16
         5.2.9      Loan Update............................................................    16
         5.2.10     Data Conversion........................................................    16
         5.2.11     Extension Fee..........................................................    16

         5.2.12     No Breach..............................................................    17
5.3      Obligations of Buyer..............................................................    17
         5.3.1      Shareholder Approval of Agreement......................................    17
         5.3.2      Notification of Deposits and Loans Rejected............................    17
         5.3.3      Lease Negotiations.....................................................    17
         5.3.4      Extension Fee..........................................................    17
         5.3.5      No Breach..............................................................    17

                                   ARTICLE VI
                         Conditions Precedent to Closing

6.1      Conditions Precedent to Performance by Both Parties...............................    18
         6.1.1      Shareholder Approval...................................................    18
         6.1.2      Approval of the Commissioner...........................................    18
         6.1.3      Approval of the FRB....................................................    18
         6.1.4      Other Regulatory Approvals.............................................    18
         6.1.5      No Claim...............................................................    18
         6.1.6      Closing Date...........................................................    18
6.2      Conditions Precedent to Buyer's Performance.......................................    18
         6.2.1      Accuracy of Warranties and Performance of Obligations..................    18
         6.2.2      Copies of Documents....................................................    19
         6.2.3      Consents and Approvals.................................................    19
         6.2.4      Matters Relating to the Premises.......................................    19
         6.2.5      Books and Records......................................................    19
         6.2.6      Force Majeure..........................................................    19
         6.2.7      Assumption of Safe Deposit Box Business................................    19
         6.2.8      Disclosure of Employee Matters.........................................    19
         6.2.9      Material Changes.......................................................    19
         6.2.10     Deposits...............................................................    19
         6.2.11     Legal Opinion..........................................................    19
6.3      Conditions Precedent to Seller's Performance......................................    19
         6.3.1      Accuracy of Warranties and Performance of Obligations..................    20
         6.3.2      Copies of Documents....................................................    20
         6.3.3      Legal Opinion..........................................................    20

                                   ARTICLE VII
                                     Closing

7.1      Closing...........................................................................    20
7.2      Seller's Obligations at the Closing...............................................    20
         7.2.1      Transfer of Assets.....................................................    20
         7.2.2      Certificates and Further Documents.....................................    20
         7.2.3      Premises, Books and Records............................................    21
         7.2.4      Payment of Assumption Price............................................    21

7.3      Buyer's Obligations at the Closing................................................    21
         7.3.1      Assumption of Liabilities..............................................    21
         7.3.2      Purchase of Assets.....................................................    21
         7.3.3      Further Documents......................................................    21

                                  ARTICLE VIII
                  Obligations of the Parties After the Closing

8.1      Seller's Obligations..............................................................    21
         8.1.1      Business Relationships.................................................    21
         8.1.2      Banking Relationships..................................................    21
         8.1.3      Confidentiality........................................................    22
         8.1.4      Notification of Customers..............................................    22
         8.1.5      Right to Hire Branch Employees.........................................    22
         8.1.6      Removal of the Seller's Property.......................................    22
         8.1.7      Restrictive Covenant...................................................    22
8.2      Obligations of Both Parties After the Closing.....................................    22
         8.2.1      Transfer of Credits by the Seller......................................    22
         8.2.2      Transit Items..........................................................    22
         8.2.3      Further Documents......................................................    23
         8.2.4      Prorations; Sales and Use Taxes; Insurance.............................    23
         8.2.5      Adjustment of Assumption Price.........................................    24
         8.2.6      Other Transitional Matters.............................................    24

                                   ARTICLE IX
                                    Remedies

9.1      Termination.......................................................................    24
9.2      Effect of Termination.............................................................    24
9.3      Litigation Costs..................................................................    25

                                    ARTICLE X
                            Miscellaneous Provisions

10.1     Notices...........................................................................    25
10.2     Entire Agreement..................................................................    25
10.3     Third-Party Rights................................................................    26
10.4     Successors and Assigns............................................................    26
10.5     Public Notice.....................................................................    26
10.6     Survival of Warranties and Obligations............................................    26
10.7     Severability......................................................................    26
10.8     Expenses..........................................................................    27
10.9     Counterparts......................................................................    27
10.10    Headings and Construction.........................................................    27
10.11    Governing Law.....................................................................    27
10.12    Knowledge.........................................................................    27
10.13    Indemnification...................................................................    27

                                                                                   Section
EXHIBITS                                                                          Reference
--------                                                                          ---------
         A       Branch Account Trial Balance Report                            Section 1.5

         B       Branch Loan Trial Balance Report                               Section 1.6

         C       Branch Lease                                                   Section 1.16

         D       List of Contracts, Commitments and Agreements                  Section 2.2(b)
                 Applicable to the Branch (with designations of
                 those items for which copies are not available)

         E       List of Personal Property of Seller                            Section 2.4(b)

         F       Employee Information                                           Section 4.1.10

         G       List of Material Adverse Changes in Seller's Business          Section 4.1.14

         H       Assignment of Lease and Consent of Lessor                      Section 5.2.6

         I       Transitional Matters                                           Section 5.2.10;Section 8.1;Section 8.2

         J       Form of Seller's Legal Opinion                                 Section 6.2.11

         K       Form of Buyer's Legal Opinion                                  Section 6.3.3


SCHEDULE
--------

         1       Method of Determination of Assumption Price                    Section 3.1

     THIS AGREEMENT TO ASSUME LIABILITIES AND TO ACQUIRE ASSETS OF BRANCH OFFICE is entered into as of September 22, 1998 between Fremont Investment & Loan, a California industrial loan company (the "Seller") having its main office and principal place of business in Anaheim, California, and Valley Independent Bank, a California banking corporation (the "Buyer") having its main office and principal place of business in El Centro, California, with reference to the following:

                                    RECITALS

     A. WHEREAS, the Seller leases the premises and operates a branch office (the "Branch") at 2091 West Florida Avenue, Suite 100, Hemet, California 92545 and conducts business as an industrial loan company at the Branch;

     B. WHEREAS, the Seller is willing to transfer to the Buyer, or its assignee, certain assets and business of the Branch and the Buyer is willing to assume certain liabilities, duties and obligations of the Seller in respect of the Branch, in consideration for the payment of certain sums and all upon the terms and subject to the conditions set forth herein; and

     C. WHEREAS, the Buyer is willing to purchase, receive and acquire said assets, to assume said liabilities, duties and obligations of the Seller, and to commence a banking business at the Branch in consideration for the receipt of certain sums and upon the terms and subject to the conditions set forth herein;

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, conditions, representations and warranties contained in this Agreement, the Buyer and the Seller agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     Unless the context otherwise specifies and requires, each of the terms defined in this Article I shall, for all purposes of this Agreement to Assume Liabilities and to Acquire Assets of Branch Office, have the meaning set forth herein, and all of the following definitions shall be equally applicable to both the singular and the plural forms of the terms defined:

     1.1 Agreement. The term "Agreement" means this Agreement to Assume Liabilities and to Acquire Assets of Branch Office.

     1.2 Assets. The term "Assets" means only those certain assets and properties owned, held or used by the Seller set forth in Section 2.4 as assets, tangible and intangible, real, personal and mixed, which are to be transferred to and purchased by the Buyer.

     1.3 Assumption Price. The term "Assumption Price" shall have the meaning assigned to it in Section 3.1.

     1.4 Branch. The term "Branch" means the branch Office operated by Seller located at 2091 West Florida Avenue, Suite 100, Hemet, California 92545.

     1.5 Branch Deposit Trial Balance Report. The term "Branch Deposit Trial Balance Report" means the internally prepared schedules of Deposits setting forth the name and address of the account holder, the account number, the type, rate and balance or principal amount of the deposit account, and the accrued but unpaid interest thereon, duly certified by the Chief Financial Officer of the Seller to be in accordance with the representations and warranties set forth in Section 4.1.3. The Branch Deposit Trial Balance Report as of August 31, 1998, is attached hereto as Exhibit A.

     1.6 Branch Loan Trial Balance Report. The term "Branch Loan Trial Balance Report" means the internally prepared schedule of loans setting forth the name and address of the borrower, the account number, the type, rate and balance or principal amount of the loan outstanding or committed, or both, and the accrued but unpaid interest thereon, duly certified by the Chief Financial Officer of the Seller to be in accordance with the representation and warranties set forth in Section 4.1.3. The Branch Loan Trial Balance Report as of August 31, 1998, is attached hereto as Exhibit B.

     1.7 Business Day. The term "Business Day" means each Monday, Tuesday, Wednesday, Thursday or Friday that banks or industrial loan companies in California are not required or permitted by law to be closed.

     1.8 Claim. The term "Claim" shall have the meaning assigned to it in
Section 4.1.8.

     1.9 Closing Date and Closing. The term "Closing Date" means the date when the transactions contemplated by this Agreement shall be consummated, as set forth in Section 7.1, and the term "Closing" means the consummation of the transactions contemplated in this Agreement, as provided in Article VII hereof.

     1.10 Commissioner. The term "Commissioner" shall have the meaning assigned to it in Section 5.1.1.

     1.11 Deposits. The term "Deposits," for any given date, means all liabilities of the Seller carried on the books of the Branch to customers arising from deposits which are demand deposits, savings deposits, money market or NOW deposits, or time certificates of deposit, and which are included on a Branch Deposit Trial Balance Report for that date excluding, however: (i) any such liabilities relating to deposits maintained as compensating balances for loans not included in the Assets; (ii) interbranch deposits; (iii) any such liabilities assumed after the date of this Agreement at rates in excess of the Seller's stated rates; and (iv) any such liabilities as may be mutually determined by the Seller and the Buyer.

     1.12 Environmental Law. The term "Environmental Law" means any federal, state, county, or local statute, law, ordinance, rule, regulation, order, consent, decree, judicial or administrative decision or directive of the United States or other jurisdiction whether now existing or as hereinafter promulgated, issued or enacted relating to: (i) pollution or protection of the environment, including natural resources; (ii) exposure of persons, including employees, to Hazardous Substances or other products, materials or chemicals; (iii) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of chemical or other substances from industrial or commercial activities; or (iv) regulation of the manufacture, use or introduction into commerce of substances, including, without limitation, their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage and disposal. For the purposes of this definition, the term "Environmental Law" shall include, without limiting the foregoing, the following statutes, as amended from time to time: (1) the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; (2) the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; (3) the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; (4) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 2601 et seq.; (5) the

Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; (6) the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651; (7) the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C.
Section 1101 et seq.; (8) the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; (9) the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and (10) all comparable state and local laws, laws of other applicable jurisdiction or orders and regulations including, but not limited to, the Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code Section 25300 et seq.

     1.13 FRB. The term "FRB" means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of San Francisco.

     1.14 Governmental Body. The term "Governmental Body" shall have the meaning assigned to it in Section 4.1.8.

     1.15 Hazardous Substances. The term "Hazardous Substances" means: (i) substances that are defined or listed in, or otherwise classified pursuant to, or the use or disposal of which are regulated by, any Environmental Law as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity"; (ii) oil or petroleum derived from substances and drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (iii) any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or any other materials or pollutants which pose a hazard to any property or to individuals or entities on or about such property; and (iv) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

     1.16 Lease. The term "Lease" means that certain Office Sublease dated September 15, 1994 by and between The Bank of Hemet, a California banking corporation, as landlord (the "lessor"), and the Seller, as tenant, covering the Branch Premises and expiring on December 31, 1998, a copy of which is attached hereto as Exhibit C.

     1.17 Liabilities. The term "Liabilities" means only those certain liabilities, duties and obligations of the Seller in connection, in whole or in part, with the business or affairs of the Branch which are to be assumed by the Buyer pursuant to Sections 2.1 and 2.2.

     1.18 Loans. The term "Loans," for any given date, means all Branch loans secured by Branch Deposits, including overdrafts, carried on the books and records of the Branch together with all guarantees given with respect thereto and all of the Seller's rights and interest therein and thereto, the right to receive the unpaid principal and interest on such acquired loans, all checks, drafts, notes, instruments, contracts and other evidences of the respective borrowers' obligations to repay and provide security or collateral therefor, and all files, books, and records with respect thereto.

     1.19 Personal Property. The term "Personal Property" shall have the meaning assigned to it in Section 4.1.5.

     1.20 Premises. The terms "Premises" or "Branch Premises" shall mean the leasehold interest located at 2091 West Florida Avenue, Suite 100, Hemet, California 92545, consisting of approximately 4,427 usable square feet.

     1.21 Retained Assets. The term "Retained Assets" means the assets of the Seller which are referred to in Section 2.6.

     1.22 Retained Liabilities. The term "Retained Liabilities" means all liabilities and obligations of the Seller, of any kind or description, whether known, unknown, disclosed, undisclosed, direct, indirect, absolute, fixed, contingent or otherwise, other than the Liabilities.

                                   ARTICLE II
               ASSUMPTION OF LIABILITIES AND ACQUISITION OF ASSETS

     2.1 Assumption of Deposits, Interest and Certain Other Liabilities. In reliance on the covenants, conditions, representations and warranties of the Seller included herein, at the Closing the Buyer shall assume and agree to pay, perform and discharge, as and when such payments or performances are due:

          (a) all Deposits as of the Closing Date, including (as provided in Paragraph 1 of Schedule 1 hereto) accrued interest thereon to the Closing Date; subject, however, to any right the Buyer may have to change applicable interest rates as legally permitted or required; provided, however, the Buyer acknowledges that the Seller's Passbook, Passbook Statement, Liquid IRA and MMDA accounts bear interest rates guaranteed through December 31, 1998; and subject, further, to the Buyer's unconditional right to reject and not assume: (i) any "brokered" time certificates of deposit (as defined by the rules and regulations of the Federal Deposit Insurance Corporation ("FDIC")); and (ii) any public deposits; and

          (b) only such other liabilities of the Seller pertaining to the Branch as the Buyer shall have agreed in writing, with the written consent of the Seller, on or before the Closing Date, to assume.

     2.2 Assumption of Obligations. At the Closing, the Buyer shall also assume and agree to pay and discharge, but only if and to the extent that the Buyer succeeds to the rights and benefits of the Seller under the terms thereof, all of the obligations of the Seller arising after the Closing Date or to be performed after the Closing Date under the following contracts, commitments and agreements, subject to the provisions of Section 2.3:

          (a) the Lease;

          (b) the contracts, commitments and agreements, if any, set forth on Exhibit D hereto, to the extent that such contracts, commitments and agreements are applicable to the Branch; and

          (c) all of the obligations of the Seller in respect of the Branch not reflected in Exhibit D, but only to the extent that such obligations are applicable to the Branch and are incurred subsequent to the date of this Agreement and, as permitted by the terms of this Agreement, are approved in writing by the Buyer.

     2.3 Retained Liabilities. The Seller agrees that the Buyer has not agreed to assume or pay, shall not be required to assume or be obligated to pay, perform or discharge, and shall have no liability or obligation with respect to, whether on the Closing Date or otherwise, the Retained Liabilities, including, but not limited to:

          (a) any liability or obligation of the Seller to the extent the same shall have been paid, performed or discharged or which by its terms was required to be paid, performed or discharged on or prior to the Closing Date, except that certain expenses in connection with the operation of the Branch are to be prorated in accordance with the provisions of Section 8.2.4;

          (b) any liability or obligation under any lease, contract, commitment or agreement which is not either set forth in Exhibits C or D or referred to in Section 2.2(c) or any lease, contract, commitment or agreement, whether or not set forth in Exhibits C or D hereto or referred to in
     Section 2.2(c) to the extent not applicable to the Branch; any liability or obligation of the Seller with respect to any insurance policy maintained by the Seller with respect to the Branch; any liability, obligation, cost or expense arising out of or in connection with any Claim whether commenced before, on or after the Closing Date, with respect to any condition, transaction or event which relates to or involves the business, properties, assets, liabilities or affairs of the Branch or the Seller's conduct of business at the Branch on or prior to the Closing Date except to the extent such liability, obligation, cost or expense is expressly assumed in writing by the Buyer; and any liability or obligation with respect to any employees of the Seller arising on or prior to the Closing Date or in connection with their employment by the Seller including any liability for any "employee pension benefit plan," as that term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974;

          (c) any liability or obligation of the Seller arising subsequent to the Closing Date arising out of or in connection with any transactions or events which occurred on or prior to the Closing Date except to the extent that such liability or obligation is expressly assumed hereunder or in writing by the Buyer;

          (d) any liability or obligation of the Seller for federal, state or local taxes on or measured by income;

          (e) any liability or obligation of the Seller arising out of or in connection with any lease, contract, agreement or commitment which is not assigned to or expressly assumed hereunder or in writing by the Buyer;

          (f) any liability or obligation of the Seller arising out of activities or omissions of the Seller taking place after the Closing Date;

          (g) any liability or obligation the Seller may have under or in respect of any deposit at the Branch and excluded from the definition of "Deposits" pursuant to Section 1.11, except as expressly assumed by the Buyer hereunder or in writing prior to or at the Closing;

          (h) any liability or obligation the Seller may have under or in respect of any deposit at the Branch and excluded from the Deposits assumed by the Buyer pursuant to Section 2.1(a);

          (i) any liability of the Seller relating to the ownership, operation or utilization of real property in violation of any Environmental Law; and

          (j) any other liability or obligation the Seller may have incurred or may incur prior to, on or following the Closing Date in connection with the operations, business or affairs of the Branch, except as specifically provided in Sections 2.1 and 2.2 or to the extent such liability or obligation is expressly assumed hereunder or in writing by the Buyer.

     2.4 Transfer of Assets. In consideration of assumption of the Liabilities and payment of the amounts called for by Article III at the Closing, the Seller shall irrevocably sell, transfer, assign and deliver to the Buyer and the Buyer shall purchase and accept delivery of the following Assets:

          (a) all Branch Loans secured by Branch Deposits, including (as provided in Paragraph 3 of Schedule 1 hereto) accrued interest thereon to the Closing Date; provided, however the Buyer has the right to reject any such loans upon notice to the Seller at least two (2) Business Days prior to the Closing Date;

          (b) all of the Seller's right, title and interest in and to the Personal Property set forth on Exhibit E attached hereto and incorporated herein by this reference, other than any such Personal Property disposed of in the ordinary course of business prior to the Closing Date and in accordance with the provisions of this Agreement and other than any signs or proprietary items; plus any and all substitutions therefor and replacements and additions thereto which are purchased by the Seller prior to the Closing Date and which are agreed to by the Buyer, together with the Seller's books and records with respect thereto;

          (c) all of the Seller's right, title and interest in and to the Lease and all contracts, commitments and agreements which the Buyer is assuming pursuant to Sections 2.1 and 2.2, together with Seller's books and records with respect thereto, and all right, title and interest to all deposits, prepayments and payments, whether as an advance, deposit or otherwise, with respect thereto. To the extent such contracts, commitments or other agreements relate to the conduct of business by the Seller at the Branch and at locations other than the Branch, such contracts, commitments or agreements shall be assigned to the Buyer only to the extent the same are applicable to the Branch. If the Seller shall have received, on or prior to the Closing Date, any payments under any such contract, commitment or agreement (whether as an advance, deposit or otherwise) which relate to the conduct of business at the Branch after the Closing Date, then an amount equal to the aggregate of such payments shall be deemed to be a Liability assumed by the Buyer for the purpose of calculating the Assumption Price pursuant to Article III hereof;

          (d) all of the Seller's right, title and interest in and to all cash on hand at the Branch and cash due from banks to the Branch with respect to Deposits assumed on the Closing Date and all of the Seller's rights in and to the Deposits as of the Closing Date, subject, in the case of the Deposits, to the individual depositors' continuing right of withdrawal;

          (e) all assets of the Seller used at the Branch as of June 30, 1998 or acquired thereafter in the ordinary and regular course of business of the Branch and which have not been disposed of in the ordinary and regular course of business of the Branch and in accordance with this Agreement on or prior to the Closing Date, except for the Retained Assets;

          (f) all of the Seller's right, title and interest in the Branch Premises, together with the Seller's books and records with respect thereto;

          (g) all claims and causes of action the Seller has or might have against any third party arising out of, in connection with or with respect to the Assets or the Liabilities, including, but not limited to, claims under the Seller's insurance policies with respect to the Assets or the Liabilities;

          (h) all of the business connected with the Assets and Liabilities being transferred hereunder and goodwill, if any, of the Branch; and

          (i) all other assets of the Branch not listed in this Section 2.4, including all items in transit and routine suspense resources, but not including any asset set forth in Section 2.6 herein. The Seller shall hold the Buyer harmless from any loss regarding any items in transit which are rejected if it creates an overdraft in an account which does not have adequate funds on deposit at the time of the Closing to cover said items.

     Notwithstanding the foregoing provisions of this Section 2.4, if the assignment or attempted assignment of any Asset would be invalid or would constitute a breach of any lease, contract, agreement or commitment to which the Seller is a party or by which it may be bound, that Asset shall be used, held and/or received by the Seller for the benefit of the Buyer in accordance with the Buyer's instructions and at the Buyer's expense, and the Seller shall, without further consideration, convey, transfer, assign and deliver to the Buyer all such Assets at the earliest time practicable. The Seller shall not be liable to the Buyer for any loss or liability incurred in connection with any such Asset or the Seller's handling of any such Asset, except to the extent that such loss or liability is due to the Seller's gross negligence or intentional misconduct.

     All such sales, conveyances, transfers, assignments and deliveries shall be effected by such assignments, deeds, bills of sale and other instruments as shall be reasonably requested by counsel for the Buyer.

     2.5 Assignment of Leases; Etc. The Seller shall obtain the consents necessary for the assignment of the Lease and the contracts, commitments and agreements set forth on Exhibit D.

     2.6 Retained Assets. Notwithstanding any provision of this Agreement to the contrary, the following assets and the Seller's right, title and interest therein shall not be transferred to or purchased by the Buyer at the Closing:

          (a) all Loans of the Branch rejected by the Buyer as well as all loans not secured by Branch Deposits;

          (b) all funds relating to retirement and pension plans or programs benefitting employees employed by the Seller at the Branch;

          (c) all of the Seller's insurance policies maintained with respect to the Branch;

          (d) any tangible personal property not listed on Exhibit E, except for such tangible personal property substituted for, replaced for, or added to the Personal Property set forth on Exhibit E which are purchased by the Seller prior to the Closing Date and which are agreed to by the Buyer; and

          (e) any non-routine suspense resources.

     2.7 Individual Retirement Accounts. With respect to Branch Deposits which are Individual Retirement Accounts ("IRAs"), the Seller will use its best efforts and will cooperate with the Buyer, both before and after the Closing, in taking whatever actions are reasonably necessary to accomplish either the appointment of the Buyer as successor custodian or the delegation to the Buyer of the Seller's authority and responsibility as custodian of all such IRA deposits except self-directed IRA deposits, including but not limited to, sending to the depositors thereof appropriate notices, cooperating with the Buyer in effecting the foregoing, and filing any appropriate applications with applicable Governmental Bodies. If any such delegation is made to the Buyer, the Buyer will perform all of the duties to delegated and comply with the terms of the Seller's agreement with the depositor of the IRA deposits affected thereby.

                                   ARTICLE III
                          ASSUMPTION PRICE; ALLOCATION

     3.1 Determination and Payment of Assumption Price. The Seller and the Buyer agree that on the Closing Date the Seller will pay to the Buyer, by official bank or clearing house check or by wire transfer of immediately available funds to an account at the Buyer's main office at El Centro, California, in the manner directed by the Buyer in a notice to the Seller on the day next preceding the Closing Date, an amount (the "Assumption Price") equal to: (i) the aggregate amount of the Liabilities to be assumed by the Buyer pursuant hereto determined in accordance with Schedule 1 attached hereto; plus (ii) the amount of $250,000; less (iii) the sum of (a) the cash on hand and due from banks at the Branch transferred to the Buyer hereunder, plus (b) the book value of the Personal Property acquired pursuant to Section 2.4(b), plus (c) the book value of the Loans acquired pursuant to Section 2.4(a) determined in accordance with Schedule 1 attached hereto, plus (d) an amount equal to one percent (1%) of the Deposits assumed pursuant to Section 2.1(a), exclusive of any Deposits rejected by the Buyer pursuant to Section 2.1(a) and exclusive of accrued interest thereon. The aggregate amount of the Liabilities shall be determined in accordance with
Schedule 1 in good faith by an accounting to be conducted jointly by the Buyer and the Seller based upon the Branch Deposit Trial Balance Report prepared by the Seller. The book value of the Loans acquired shall be determined in accordance with Schedule 1 in good faith by an accounting to be conducted jointly by the Buyer and the Seller based upon the Branch Loan Trial Balance Report prepared by the Seller. The book value of the Personal Property acquired pursuant to Section 2.4(b) shall be determined in accordance with Schedule 1 in good faith by an accounting to be conducted jointly by the Buyer and the Seller based upon the books and records of the Branch. The Buyer and the Seller shall complete their provisional accounting on the Business Day next preceding the Closing Date and shall jointly execute, and shall deliver to each other on the Closing Date, a certificate setting forth the amount of cash on hand and due from banks at the Branch transferred to the Buyer hereunder, the amount of such Liabilities, the book value of the Loans and Personal Property acquired, and stating the Assumption Price to be paid by the Seller to the Buyer on the Closing Date. Final determination of the Assumption Price and final settlement of any payment or refund shall be made in accordance with Section 8.2.5.

     3.2 Allocation of the Consideration for Acquisition of the Branch. The Buyer and the Seller hereby agree that the amount paid by the Buyer for the Assets, business and properties acquired by the Buyer hereunder, including the Premises and the Personal Property, shall be allocated as determined in Section
3.1. The Buyer and the Seller agree that the valuations set forth in Section 3.1 were determined by the Buyer and the Seller in good faith and at arm's length and that the Assumption Price to be paid by the Seller to the Buyer pursuant to the terms of this Agreement has been agreed upon and established, and the respective parties have entered into this Agreement, on the basis of the valuations as determined herein and in Schedule 1.

     3.3 Assumption Price Deposit. Simultaneously with the execution of this Agreement the Buyer is hereby depositing the amount of $250,000 with the Seller (the "Assumption Price Deposit"), receipt of which is hereby acknowledged. The Assumption Price Deposit shall be held by the Seller in the Buyer's name in a noninterest-bearing deposit account at the Seller. Upon consummation of the transactions contemplated in this Agreement the Buyer shall be credited the amount of the Assumption Price Deposit as set forth in Section 3.1 and Buyer shall forfeit any further claim to the Assumption Price Deposit. In the event the transactions contemplated in this Agreement are not consummated for the reasons set forth in Section 9.1(a)(ii) or 9.1(a)(iii)(a), then, pursuant to
Section 9.2, the Buyer shall forfeit any further claim to the Assumption Price

Deposit. Except as expressly provided in this Section or in Section 9.2, in the event the transactions contemplated in this Agreement are not consummated for any other reasons, then the Seller shall immediately refund the Assumption Price Deposit to the Buyer.

                                   ARTICLE IV
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

     4.1 Representations, Warranties and Covenants of the Seller. The Seller hereby represents, warrants and covenants to the Buyer as follows:

          4.1.1 Powers and Authority. The Seller is a California-chartered industrial loan company duly organized, validly existing and in good standing under the laws of the State of California with full power and authority to conduct an industrial loan business at the Branch as now conducted by it, to own and lease all of the assets owned or held under lease by it at the Branch and to sell the Branch (except to the extent that the approvals contemplated by Sections 6.1.1, 6.1.2, 6.1.3 and 6.1.4 have not yet been obtained). The Seller conducts, and on the Closing Date will conduct, an industrial loan business at the Branch and does not, and will not on the Closing Date, operate a trust department at the Branch. The execution and delivery of this Agreement by the Seller have been duly authorized by all necessary corporate action on the part of the Seller (other than approval of this Agreement and the transactions contemplated hereby by the Seller's shareholders, if required by law), which authorization will not have been altered, amended, modified or revoked before the Closing Date, and, upon execution and delivery, this Agreement, subject to its approval by the Seller's shareholders, if required by law, will constitute a valid and binding obligation of the Seller enforceable in accordance with its terms. Further, provided all of the conditions specified in Sections 6.1.1. through 6.1.4 have been satisfied prior to the Closing Date, on the Closing Date the Seller will have the full power and authority to grant, sell and assign all rights and properties to be sold and assigned hereunder and to perform its obligations hereunder. The Deposits contemplated to be assumed hereunder will not be more than ten percent (10%) of the Seller's total deposits as of June 30, 1998 and, therefore, the Seller may perform its obligations pursuant to this Agreement without shareholder approval.

          4.1.2 Other Agreements. Provided all of the conditions specified in
Section 6.1 have been satisfied prior to the Closing Date, the execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated herein will not:

               (a) result in a material breach of or violate any of the material terms or conditions of, or constitute a material default under, the Seller's articles of incorporation or bylaws or any contract, agreement, commitment, indenture, note, bond, license, mortgage, deed of trust or other instrument or obligation to which the Seller is a party or by which it or any of its properties or assets may be bound or affected; or

               (b) violate any law, or any rule or regulation of any Governmental Body, or any order, writ, injunction, judgment or decree of any court or Governmental Body applicable to the Seller, the Assets or the business of the Branch that would have a material adverse effect upon the transactions contemplated by this Agreement.

          4.1.3 Branch Reports. The Branch Deposit Trial Balance Report included in Exhibit A and to be provided to the Buyer pursuant to Section 5.2.8 and the Branch Loan Trial Balance Report included in Exhibit B and to be provided to the Buyer pursuant to Section 5.2.9: (i) are or will be prepared in accordance with the books and records of the Seller maintained by the Seller in the ordinary and regular course of its business relating to the conduct of business at the Branch; and (ii) are or will be substantially correct and substantially complete and fairly present the material information required pursuant to Sections 1.5 and 1.6, respectively.

          4.1.4 Branch Information. The financial information used in determining the aggregate amount of the Liabilities, the cash on hand at the Branch, the book value of the Loans acquired, the book value of the Personal Property acquired, and the Assumption Price in accordance with the provisions of
Section 3.1 will be prepared in accordance with the books and records of the Seller maintained by the Seller in the ordinary and regular course of its business relating to the conduct of business at the Branch, will be substantially complete and substantially correct and will fairly present the material financial and other data regarding the Branch. The books and records of the Seller maintained by the Seller with respect to its business at the Branch are, and until the Closing Date will be, kept and prepared in accordance with the accounting principles applied by the Seller with respect to its other branch offices.

          4.1.5 Personal Property. Exhibit E attached hereto and incorporated herein contains an itemized list of all equipment, furniture and other tangible personal property leased or owned by the Seller which is to be transferred or sold to the Buyer pursuant to this Agreement (the "Personal Property"). Unless otherwise indicated on Exhibit E, the Seller has, and on the Closing Date will have, good and marketable title to all of the Personal Property, in each case free and clear of all mortgages, pledges, liens, security interests, conditional sale agreements, charges, encumbrances and restrictions of every kind and nature.

          4.1.6 Premises. The Seller will deliver the Premises to the Buyer at the Closing in substantially the same condition as it is in on the date hereof; except for reasonable wear and tear and repairs which, to the best of the Seller's knowledge, are the responsibility of the landlord. As of this date, to the best of the Seller's knowledge, there are no repairs to be completed by the landlord. With respect to the Lease, neither the Seller nor, to the best of the Seller's knowledge, the landlord is, and on the Closing Date neither the Seller nor, to the best of the Seller's knowledge, the landlord will be, in default under the Lease and the Lease has not been amended and is currently in full force and effect in the form attached hereto as Exhibit C, except as provided in Sections 5.2.4. and 5.3.3. On the Closing Date, there will be no additional premises leased to or owned by the Seller in connection, in whole or in part, with the business of the Branch.

          4.1.7 Contracts and Agreements. Exhibit D attached hereto and incorporated herein is, to the best of the Seller's knowledge, after due inquiry, a complete and correct list of all contracts, agreements and other commitments (other than policies of insurance and retirement, pension, bonus, profit-sharing, stock option, stock purchase and other fringe benefit plans), entered into in connection, in whole or in part, with the business of the Branch, whether written or oral, and of all proposed or uncompleted capital expenditures or major maintenance projects heretofore authorized in connection, in whole or in part, with the business of the Branch. Each contract, agreement and other commitment set forth in Exhibit D is, and on the Closing Date will be, and each contract, agreement or other commitment referred to in Section 2.2(c) on the Closing Date will be, valid and enforceable in accordance with its terms. To the extent available (and, if not available after diligent search, clearly indicated on Exhibit D as not available), a complete and correct copy of each written contract, agreement and other commitment will be delivered to the Buyer within thirty (30) days from the date hereof, and a substantially complete and substantially correct detailed summary of each oral contract, agreement and other commitment and of each uncompleted and proposed capital expenditure or major maintenance project listed in Exhibit D is set forth in Exhibit D. Except as otherwise set forth in Exhibit D, each contract, agreement and other commitment listed therein is, and on the Closing Date will be, assignable to the Buyer by the Seller without the consent of any third party and without any payment or penalty, and the Seller has not taken any action which impairs the right of further assignment thereof by any immediate or remote assignee of the Seller. The Seller is not, and on the Closing Date will not be, in default in any material respect under any contract, agreement or commitment set forth in Exhibit D or referred to in Section 2.2(c) and, to the best of the Seller's knowledge, no other party under any such lease, contract agreement or commitment is in default in any material respect thereunder, and, to the best of the Seller's knowledge, all of the same are free and clear of all mortgages, pledges, liens, security interests, conditional sale agreements, charges, encumbrances and restrictions of any kind and nature created by or on behalf of the Seller.

          4.1.8 Pending Litigation. There is no action, suit, claim, charge, complaint, proceeding or investigation (each a "Claim") pending or, to the best of the Seller's knowledge, threatened against the Seller which would materially adversely affect the business of the Branch, any of the Assets, the transactions contemplated hereby, or the Seller's ability to perform its obligations hereunder, at law or in equity, in any court, before any arbitrator or arbitration tribunal or before or by any federal, state, municipal or other domestic or international governmental authority, department, commission, board, agency or other instrumentality (collectively, a "Governmental Body"). There is no outstanding judgment, order, writ, injunction or decree of any court, any arbitrator or arbitration tribunal or any Governmental Body against or affecting the business of the Branch or any of the assets used in connection, in whole or in part, with the business of the Branch, which would materially adversely affect the transactions contemplated hereby or the Seller's ability to perform its obligations hereunder.

          4.1.9 Compliance with the Law. Other than a certificate to engage in the industrial loan business issued by the State of California and a certificate of authorization to establish a branch facility issued by the State of California, to the best of the Seller's knowledge, after due inquiry, the Seller is not required to obtain or maintain any license, permit, authorization or approval from any Governmental Body in order to conduct its industrial loan business at the Branch as now conducted by it and to own and operate the properties and assets utilized by it in such business. No Claim is pending nor has the Seller been threatened with any Claim wherein the remedy sought is the revocation or limitation of any governmental license or permit and the Seller does not know of any basis or grounds for any such revocation or limitation. To the best of the Seller's knowledge, the Seller has complied with all laws, rules, regulations, ordinances, codes, orders, licenses and permits relating to and materially affecting the conduct of its banking business at the Branch.

          4.1.10 Employees. Exhibit F attached hereto and incorporated herein contains a complete and accurate list of the names and titles of all officers and employees of the Seller employed at the Branch. The Buyer may, subject to employee consent, on a confidential basis, review the salaries, wages, and all other forms of compensation and benefits provided to the Branch officers and employees and any existing employment agreements, contracts or commitments with any such officers and employees. With respect to the Branch there are at present, and on the Closing Date except as previously disclosed to the Buyer in writing, there will be no disputes or controversies with any union, no pending or threatened union organization drives or representation elections, no known threats of strikes or work stoppages, and no payments due from the Seller to, and no collective bargaining contracts with, any union.

          4.1.11 Environmental Liabilities. To the best of the Seller's knowledge, the Seller is conducting and has conducted the business of the Branch, and is using and has used the Premises in compliance with all applicable Environmental Laws. To the best of the Seller's knowledge, the Premises and all real property in which there is a security interest for a Loan are not subject to any existing, pending or threatened investigation, action or proceeding, including any notice of violation, by any Governmental Body regarding contamination of any part of thereof or infractions of any law, statute, ordinance or regulation or any license or permit issued by any Governmental Body pertaining to health, industrial hygiene or environmental safety or environmental conditions on, under or about the Premises or such real estate, except for such investigations, actions, proceedings, notifications or infractions which, in the aggregate, have not caused and could not cause a material adverse change in the business condition or results of operations of the Branch. To the best of the Seller's knowledge, there has not been any generation, use, handling, transportation, treatment or disposal of any Hazardous Substances in connection with the conduct of the business of the Branch or such real estate that has or might result in any material liability under any Environmental Law.

          4.1.12 Deposits at the Branch. The Seller's deposits are insured by the FDIC pursuant to the Bank Insurance Fund. None of the Deposits are "brokered" deposits or public deposits. Since December 31, 1997 the Seller has not transferred, and between the date hereof and the Closing Date, the Seller will not transfer, any Deposits to any of the Seller's other branches, except in accordance with the express request of the depositor in the ordinary and regular course of business, or except as may be agreed in writing by the Buyer or as may be provided for in this Agreement.

          4.1.13 Loans at the Branch. All of the Loans represent actual loan transactions, are legal, valid and enforceable, except pursuant to bankruptcy and similar laws, and are authorized under applicable federal and state laws and, except as set forth on Exhibit B hereto, the Seller's books and records accurately reflect the payment history and present balance as to each such Loan. Except as set forth in Exhibit B, none of the borrowers on said Loans has notified the Seller of any offset or defense, valid or invalid, to its obligations under said Loans and none of said Loans is in default, classified by any examining authority, specifically reserved against (as compared to general reserves) or nonperforming. The Seller makes no representation or warranty concerning the collectability of any Loan acquired by the Buyer hereunder.

          4.1.14 No Material Adverse Change. Since December 31, 1997, and except as to the Retained Assets and the Retained Liabilities and except as to the effects of this transaction, to the best of the Seller's knowledge: (i) the Seller has conducted the business of the Branch in the ordinary and regular course thereof; (ii) except as otherwise set forth in Exhibit G hereto, there has not been any: 1) material adverse change in the business, operations or prospects of the Branch or in its condition, financial or otherwise, or in its assets or liabilities as reflected on Exhibits A and B; 2) damage, destruction or loss affecting the Branch Premises, business or assets, whether or not covered by insurance, which, either singly or in the aggregate, has materially affected said business or assets or which is substantial in amount; 3) material change in the nature of or in the condition, other than financial, of the business of the Branch; 4) event or condition of any character whatsoever the occurrence of which materially and adversely affected the business, operations, prospects, Premises, or assets of the Branch; or 5) to the best of the Seller's knowledge, event or condition of any character whatsoever which is reasonably likely to result in a material change in the nature of the business of the Branch or a material adverse change in the condition, financial or otherwise, of said business or is reasonably likely materially and adversely to affect said business, operations, prospects, Premises, liabilities or assets, other than any event or condition which is generally known and understood by persons knowledgeable in the industry to affect the industry or the economy in general and other than as contemplated by this Agreement; and (iii) in its conduct of the business of the Branch, the Seller has not, except in the ordinary and regular course of the business of the Branch, incurred any material liabilities or material obligations, or purchased or otherwise acquired, mortgaged, pledged or subjected to any lien, charge or other encumbrance, or sold or transferred any material assets, or canceled any material debts or material claims, or suffered any material and extraordinary losses, or breached any material contract or material commitment, or waived any rights of material value.

          4.1.15 Branch Employees. The Seller agrees to use its best efforts to assist the Buyer in retaining the services of all of the Branch employees the Buyer desires to retain pursuant to Section 4.2.4 and the Seller shall not compete with the Buyer for those Branch employees; provided, however, nothing contained herein shall preclude a Branch employee from requesting the Seller to continue his or her employment with the Seller.

          4.1.16 Brokers. Except for Banksite, a sole proprietorship, all negotiations relating to this Agreement have been carried on between and on behalf of the Buyer and the Seller directly, without the intervention of any agent or broker. The Seller hereby agrees to indemnify the Buyer and hold the Buyer harmless from and against any claims for any loss, liability, damages, cost or expense incurred by reason of any brokerage commission or finder's fee alleged to have been payable because of any act, omission or statement of the Seller.

          4.1.17 Representations and Warranties. No representation or warranty by the Seller contained in this Agreement or any exhibit hereto or in any written statements, certificates or other documents furnished to the Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact nor will all of such representations and warranties and all of the contents of this Agreement and all of such statements, certificates and other documents, taken as a whole, omit to state any material fact necessary to make the statements herein or therein not misleading. Each and all of the foregoing warranties and representations are deemed made as of the date hereof and at the Closing.

     4.2 Representations, Warranties and Covenants of the Buyer. The Buyer hereby represents, warrants and covenants to Seller as follows:

          4.2.1 Powers and Authority. The Buyer is a California-chartered banking corporation duly organized, validly existing and in good standing under the laws of the State of California with full power and authority to conduct a commercial banking business as now conducted by it. The execution and delivery of this Agreement by the Buyer have been duly authorized by all necessary corporation action on the part of the Buyer (other than approval of this Agreement and the transactions contemplated hereby by the Buyer's shareholders, if required by law), which authorization will not have been altered, amended, modified or revoked before the Closing Date, and, upon execution and delivery, this Agreement, subject to its approval by the Buyer's shareholders, if required by law, will constitute a valid and binding obligation of the Buyer enforceable in accordance with its terms. Further, provided all of the conditions specified in Sections 6.1.1. through 6.1.4 have been satisfied prior to the Closing Date, on the Closing Date the Buyer will have the full power and authority to purchase and assume all rights and properties to be purchased and assigned hereunder and to perform its obligations hereunder and to operate a branch facility on the Premises.

          4.2.2 Other Agreements. Provided all of the conditions specified in
Section 6.1 have been satisfied prior to the Closing Date, the execution and delivery of this Agreement on behalf of the Buyer and the consummation of the transactions contemplated herein will not:

               (a) result in the breach of or violate any of the material terms or conditions of, or constitute a material default under, the Buyer's articles of incorporation or bylaws or any contract, agreement, commitment, indenture, note, bond, license, mortgage, deed of trust or other instrument or obligation to which the Buyer is a party or by which it or any of its properties or assets may be bound or affected; or

               (b) violate any law, or any rule or regulation of any Governmental Body, or any order, writ, injunction, judgment or decree of any court or Governmental Body applicable to the Buyer, the Assets, the Liabilities or the business of the Branch that would have a material adverse effect upon the transactions contemplated by this Agreement.

          4.2.3 Pending Litigation. There is no pending or, to the best of the Buyer's knowledge, threatened Claim involving the Buyer, at law or in equity or before any Governmental Body, which would materially adversely affect the transactions contemplated hereby or the Buyer's ability to perform its obligations hereunder.

          4.2.4 Branch Employees. The Buyer agrees to use its best efforts to retain all the employees of the Branch as listed on Exhibit F attached hereto and agrees to notify the Seller ten (10) Business Days prior to the Closing of any employees the Buyer will not employ; provided, however, that nothing contained herein shall obligate the Buyer to employ any of the Branch employees or preclude the termination of any employee by the Buyer for cause which may include, but is not limited to, Branch staff reduction(s). The Buyer further agrees that all Employees of the Branch hired by the Buyer will be entitled to any and all rights and benefits, and be subject to any and all obligations of any other employee of the Buyer, and for purposes of any existing employee benefit plan of the Buyer, such former employees of Seller retained by the Buyer will be considered employees of the Buyer from the date the employee was employed by the Seller, to the extent permissible under the terms of the Buyer's plan or policy.

          4.2.5 Brokers. Except for the broker engaged by the Seller, Banksite, all negotiations relating to this Agreement have been carried out between and on behalf of the Buyer and the Seller directly without the intervention of any agent or broker. The Buyer hereby agrees to indemnify the Seller and hold the Seller harmless from and against any claims for any loss, liability, damages, cost or expense incurred by reason of any brokerage commission or finder's fee alleged to have been payable because of any act, omission or statement of the Buyer.

          4.2.6 Representations and Warranties. No representation or warranty of the Buyer contained in this Agreement or any exhibit hereto or in any written statement, certificate or other document furnished to the Seller pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact nor will all such representations and warranties and all of the contents of this Agreement and all of such statements, certificates and other documents omit to state any material fact necessary to make the statements herein or therein not misleading. Each and all of the foregoing warranties and representations are deemed made as of the date hereof and at the Closing.

                                    ARTICLE V
                 OBLIGATIONS OF THE PARTIES BEFORE CLOSING DATE

     5.1 Obligations of Both Parties. The Seller and the Buyer agree that subsequent to the date hereof and prior to the Closing Date:

          5.1.1 Administrative Approvals. Promptly following execution of this Agreement, the parties shall, with copies to the other of all submitted material, submit this Agreement to the California Commissioner of Financial Institutions (the "Commissioner") for approval, as required in Section 4879.09 of the California Financial Code, and the Buyer shall submit this Agreement to the FRB for approval, as required by 12 U.S.C. Section 1828(c)(2). The parties hereto shall also promptly file, either individually or jointly, as may be required, all other applications, amendments thereto, supporting documents and affidavits, and shall publish all other notices and perform all other acts which may be required by law or regulation to obtain the final approvals of the Commissioner, the FRB and any other Governmental Body whose approval is a prerequisite to the consummation of the transactions contemplated herein. The Seller and the Buyer shall furnish the other upon request all such information and material concerning the Branch, the Seller or the Buyer, as the case may be, required for inclusion in, or preparation of, any applications required to be made for any regulatory approvals to the acquisition by the Buyer of the Branch from the Seller hereunder and the transactions hereby contemplated, and shall keep each other apprized on a current basis of the processing and status of all such filings and applications for regulatory approvals.

          5.1.2 Best Efforts. Each party hereto will use its best efforts to effectuate the transactions hereby contemplated and to fulfill the conditions of its obligations under this Agreement.

     5.2 Obligations of Seller. The Seller agrees that subsequent to the date hereof and prior to the Closing Date:

          5.2.1 Shareholder Approval of Agreement. This Agreement will be submitted to the shareholders of Seller for approval to the extent necessary under Section 4879.04 of the California Financial Code. If required, the Seller agrees to seek shareholder approval, in conformance with all appropriate legal requirements, accompanied by the favorable recommendations of its board of directors.

          5.2.2 Access to Information. Without interfering with the normal course of business at the Branch, the Buyer and its counsel, accountants and other representatives shall have full access, upon reasonable notice and mutual convenience, to all properties, assets, books, accounts, records, contracts and documents of the Seller related to the conduct of business at the Branch contemplated to be transferred or assigned hereunder and, in addition thereto, the Seller shall furnish or cause to be furnished to the Buyer and its representatives, at the Buyer's expense, such copies of said copies of said books, accounts, records, contracts and documents as may be reasonably requested.

          5.2.3 Conduct of Business. The Seller shall, except as to the Retained Assets and the Retained Liabilities: (i) conduct business at the Branch only in the ordinary course, consistent with past practices; (ii) carry on the Branch's business practices and keep the Branch's books of account, records and files in substantially the same manner as heretofore; (iii) use its best efforts to preserve the Branch's business organization intact, to retain the services of the Branch's present officers and employees and to preserve the goodwill of the Branch's depositors, customers and suppliers and others having business relations with the Branch; and (iv) duly and timely file all reports and returns required to be filed with any Governmental Body with respect to the business of the Branch.

          5.2.4 Ordinary Course and Other Activities. Except as set forth in this Agreement, the Seller shall not, without the prior written consent of the
Buyer: (i) sell, lease, abandon, assign, transfer, license, encumber or otherwise dispose of any Personal Property or Assets other than in the ordinary course of business, or enter into any agreement to do so; (ii) except as otherwise expressly provided herein, transfer any Assets or Deposits from the Branch to the Seller's other branches or operations, subject, in the case of Deposits, to the individual depositor's continuing right of withdrawal; (iii) enter into any leases, contracts, agreements or other commitments, whether written or oral, in connection, in whole or in part, with the business of the Branch other than leases, as lessee, of personal property (copies of which shall be provided to the Buyer) under which the Seller is not liable or obligated in an amount in excess of $5,000 in the aggregate and all such leases, contracts, agreements and commitments so entered into by the Seller shall be assignable to the Buyer by the Seller without the consent of any third party and without any payment or penalty, and the Seller will not take any action which impairs the right of further assignment thereof by any immediate or remote assignee of the Seller; (iv) increase the compensation or the annual rate of compensation or change the method of determining the compensation of any employee listed in Exhibit F hereto except in accordance with the Seller's existing policies and practices with respect to compensation and bonuses at the Branch and only in the ordinary course; (v) relocate, or file any application to relocate, the Branch, except as such an application may be necessary to relocate the Branch as a result of a fire or other natural disaster, and except as may be necessary to transfer the Retained Assets and the Retained Liabilities after the Closing Date; (vi) enter into a new lease for the Branch Premises for the period subsequent to December 31, 1998; or (vii) enter into any contract, agreement, commitment, understanding or other arrangement to dispose of the Branch or the Assets or Liabilities other than pursuant to the terms of this Agreement.

          5.2.5 Condition of Assets. The Seller shall keep and maintain the Premises, all Personal Property and all of the Assets in good operating condition and repair, subject to reasonable wear and tear and further subject to the provisions of Section 6.2.6.

          5.2.6 Consents. The Seller will use its best efforts to obtain and deliver to the Buyer on or prior to the Closing Date all required consents authorizing the transfer and assignment to the Buyer of, or the substitution of the Buyer for the Seller under, the Lease and all contracts, agreements and commitments that are to be sold, conveyed, transferred, assigned and delivered to the Buyer hereunder, including, but not limited to, those set forth in Exhibit D hereto and all other Assets, each such consent to be effective prior to or as of the Closing Date. The assignment of the Lease and the landlord's consent shall be in substantially in the form of Exhibit H. All such other consents shall be in form and substance reasonably satisfactory to counsel for the Buyer.

          5.2.7 Personal Property Report. On the day next preceding the Closing Date the Seller will prepare and furnish to the Buyer an update of the Personal Property Exhibit E as of the day next preceding the Closing Date. Such final Exhibit E shall comply with the representations and warranties set forth in
Section 4.1.5.

          5.2.8 Deposit Update. Not later than five (5) Business Days prior to the Closing Date the Seller shall deliver to the Buyer a Branch Deposit Trial Balance Report listing the Deposits to be assumed by the Buyer. On the day next preceding the Closing Date the Seller shall deliver to the Buyer an updated Branch Deposit Trial Balance Report.

          5.2.9 Loan Update. Not later than five (5) Business Days prior to the Closing Date the Seller shall deliver to the Buyer a Branch Loan Trial Balance Report listing the Loans to be purchased by the Buyer. On the day next preceding the Closing Date the Seller shall deliver to the Buyer an updated Branch Loan Trial Balance Report.

          5.2.10 Data Conversion. At the Buyer's reasonable request, the Seller shall cooperate with the Buyer in its data conversion for the Branch prior to the Closing and for sixty (60) days thereafter, including, but not limited to, all reasonable assistance in converting loan and deposit accounts, merchant account relationships, and ATM cards.

          5.2.11 Extension Fee. In the event the transactions contemplated in this Agreement are not consummated prior to January 1, 1999, the Seller agrees to refund the pro rata portion of the current month's extension fee paid by the Buyer pursuant to Section 5.3.4; said refund shall be paid upon termination of this Agreement or upon consummation of the transactions contemplated in this Agreement.

          5.2.12 No Breach. The Seller shall not take or fail to take any action which taking or failure would cause or constitute a breach, or would, if it had been taken or failed to be taken prior to the date hereof, have caused or constituted a breach, of any of the representations and warranties set forth in
Section 4.1; the Seller will, in the event of, or promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach or would, if it had occurred prior to the date hereof, have caused or constituted a breach of any of the representations and warranties set forth in Section 4.1 or the covenants set forth in Sections 5.1 or 5.2, or which may result in the nonfulfillment of any condition set forth in Sections 6.1 or 6.2, give detailed notice thereof to the Buyer; and the Seller will use its best efforts to prevent or promptly to remedy such breach or failure to fulfill such covenant or condition.

     5.3 Obligations of Buyer. The Buyer agrees that subsequent to the date hereof and prior to the Closing Date:

          5.3.1 Shareholder Approval of Agreement. This Agreement will be submitted to the shareholders of the Buyer for approval to the extent necessary under Section 4879.04 of the California Financial Code. If required, the Buyer agrees to seek shareholder approval, in conformance with all appropriate legal requirements, accompanied by the favorable recommendations of its board of directors.

          5.3.2 Notification of Deposits and Loans Rejected. The Buyer agrees that, at least two (2) Business Days prior to the Closing the Buyer will notify the Seller, in writing, identifying: (i) the Deposits included on the Branch Deposit Trial Balance Report provided pursuant to the first sentence of Section
5.2.8 which the Buyer is rejecting pursuant to Section 2.1(a); and (ii) the Loans included on the Branch Loan Trial Balance Report provided pursuant to the first sentence of Section 5.2.9 which the Buyer is rejecting pursuant to Section 2.4(a).

          5.3.3 Lease Negotiations. The Buyer will immediately commence negotiations in coordination with the Seller regarding lease terms subsequent to September 30, 1998, for the Branch Premises.

          5.3.4 Extension Fee. The Buyer agrees that: (i) in the event the transactions contemplated in this Agreement are not consummated prior to January 1, 1999, and this Agreement has not otherwise been terminated, the Buyer will pay the amount of $10,000 to the Seller as an extension fee for the month of January, to be pro rated in the event the transactions contemplated in this Agreement are consummated, or this Agreement is otherwise terminated, during the month of January; and (ii) in the event the transactions contemplated in this Agreement are not consummated prior to February 1, 1999, and this Agreement has not otherwise been terminated, the Buyer will pay the amount of $10,000 to the Seller as an extension fee for the month of February, to be pro rated in the event the transactions contemplated in this Agreement are consummated, or this Agreement is otherwise terminated, during the month of February.

          5.3.5 No Breach. The Buyer shall not take or fail to take any action which taking or failure would cause or constitute a breach, or would, if it had been taken or failed to be taken prior to the date hereof, have caused or constituted a breach, of any of the representations and warranties set forth in
Section 4.2; the Buyer will, in the event of, or promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach or would, if it had occurred prior to the date hereof, have caused or constituted a breach of any of the representations and warranties set forth in Section 4.2 or the covenants set forth in Sections 5.1 or 5.3, or which may result in the nonfulfillment of any condition set forth in Sections 6.1 or 6.3, give detailed notice thereof to the Seller; and the Buyer will use its best efforts to prevent or promptly to remedy such breach or failure to fulfill such covenant or condition.

                                   ARTICLE VI
                         CONDITIONS PRECEDENT TO CLOSING

     6.1 Conditions Precedent to Performance by Both Parties. The obligations of the Buyer and the Seller to consummate the transactions contemplated in this Agreement are expressly subject to the satisfaction, on or before the Closing Date, of each and all of the conditions set forth below, which conditions may not be waived by either party:

          6.1.1 Shareholder Approval. This Agreement shall have been duly approved by the shareholders of the Buyer and the Seller if and to the extent required and in any manner permitted by Section 4879.04 of the California Financial Code; such approval being evidenced either by a vote at a shareholders' meeting validly called for such purpose or by a writing duly executed by the required number of shareholders.

          6.1.2 Approval of the Commissioner. The Commissioner shall have given all necessary approvals of this Agreement, including approval of a partial business unit sale as set forth in Section 4879.02 of the California Financial Code on terms and conditions which are not materially adverse to either party hereto.

          6.1.3 Approval of the FRB. The FRB shall have given all necessary consents to the consummation of the transactions contemplated in this Agreement, including the consent required pursuant to 12 U.S.C. Section 1828(c)(2), on terms and conditions which are not materially adverse to either party hereto.

          6.1.4 Other Regulatory Approvals. All other regulatory approvals and actions shall have been obtained and taken as necessary to permit consummation of the transactions contemplated herein in accordance with all applicable laws, regulations and orders, on terms which are not materially adverse to either party hereto.

          6.1.5 No Claim. No Claim shall have been instituted by any Governmental Body challenging the transactions hereby contemplated or seeking to restrain their consummation and no Claim shall have been instituted or, to the knowledge of either party hereto, threatened, challenging the legality of such transactions or seeking to restrain their consummation which, in the opinion of counsel for either party hereto, would make it impossible or inadvisable for the parties to consummate such transactions.

          6.1.6 Closing Date. The Closing shall occur on or prior to December 11, 1998, unless the date for the Closing is extended by mutual agreement.

          6.2 Conditions Precedent to Buyer's Performance. The obligations of the Buyer to perform its obligations under this Agreement are subject to the satisfaction, on or before the Closing Date, of each and all of the conditions set forth below in this Section 6.2. The Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that if the Seller shall be in default of any of its representations, warranties or covenants under this Agreement, no such waiver of a condition shall constitute a waiver by the Buyer of any of its rights or remedies at law or in equity.

          6.2.1 Accuracy of Warranties and Performance of Obligations. The representations and warranties of the Seller contained in Section 4.1 shall be true and correct as of the Closing Date as if made on such date, and the obligations set forth in Sections 5.1 and 5.2 to be performed by the Seller on or before the Closing Date shall have been so performed in all material respects; and the Seller shall have delivered to the Buyer a certificate of its President and its Chief Financial Officer to such effect.

          6.2.2 Copies of Documents. True and complete copies of all documents reasonably requested by the Buyer shall have been furnished to the Buyer promptly after request therefore and, in any event, in advance of the Closing Date.

          6.2.3 Consents and Approvals. The Buyer shall have received the consents the Seller is required to use its best efforts to obtain and deliver to the Buyer on or before the Closing Date pursuant to Section 5.2.6 and all licenses, permits, authorizations and approvals required by any Governmental Body in connection with its conduct of business at the Branch.

          6.2.4 Matters Relating to the Premises. The Seller shall have delivered to the Buyer a duly executed Assignment of Lease and a duly executed Consent of Lessor substantially in the form set forth as Exhibit H. The Buyer and the Lessor shall have entered into a lease for the Branch Premises for the period subsequent to December 31, 1998, on terms and conditions no less favorable to the Buyer than prevailing market conditions for comparable property in Hemet.

          6.2.5 Books and Records. The Seller shall have made available to the Buyer its Branch books and records as required under Section 5.2.2.

          6.2.6 Force Majeure. The Seller shall maintain insurance as presently in force on the Assets of the Branch including the Premises. In the event the Seller suffers a loss due to earthquake, fire, flood, accident or other casualty which adversely affects the value of any of the Assets or conduct of the business at the Branch being acquired by the Buyer hereunder, the Buyer shall have fifteen (15) Business Days from the date of written notice of such event within which to terminate this Agreement by giving written notice to the Seller. Should the Buyer not terminate this Agreement pursuant to this Section 6.2.6 within such fifteen (15) Business Day period, at the Closing the Buyer shall take the Assets and business acquired hereunder as is, together with the insurance proceeds or the Seller's right to the insurance proceeds relating to the damaged Assets and business.

          6.2.7 Assumption of Safe Deposit Box Business. The Buyer and the Seller shall do all things necessary to transfer any safe deposit box business at the Branch (if any) to the Buyer.

          6.2.8 Disclosure of Employee Matters. There shall not have been disclosed to the Buyer any matter pursuant to the third sentence of Section 4.1.10.

          6.2.9 Material Changes. Except with respect to the Retained Assets and the Retained Liabilities and the effects of this transaction, there shall not have been any material change in the business or operations of the Branch from that as of June 30, 1998.

          6.2.10 Deposits. At the Closing the Deposits to be assumed by the Buyer pursuant to Section 2.1(a) shall total at least Eighty Million Dollars ($80,000,000).

          6.2.11 Legal Opinion. At the Closing the Seller shall have delivered the opinion of its counsel, Law Offices of Stephanie E. Allen, in substantially the form set forth in Exhibit J.

          6.3 Conditions Precedent to Seller's Performance. The obligations of the Seller to perform its obligations under this Agreement are subject to the satisfaction, on or before the

Closing Date, of each and all of the conditions set forth below in this Section
6.3. The Seller may waive any or all of these conditions in whole or in part without prior notice; provided, however, that if the Buyer shall be in default of any of its representations, warranties or covenants under this Agreement, no such waiver of a condition shall constitute a waiver by the Seller of any of its rights or remedies at law or in equity.

          6.3.1 Accuracy of Warranties and Performance of Obligations. The representations and warranties of the Buyer contained in Section 4.2 shall be true and correct as of the Closing Date as if made on such date, and the obligations set forth in Sections 5.1 and 5.3 to be performed by the Buyer on or before the Closing Date shall have been so performed in all material respects; and the Buyer shall have delivered to the Seller a certificate of its President and its Chief Financial Officer to such effect.

          6.3.2 Copies of Documents. True and complete copies of all documents reasonably requested by the Seller shall have been furnished to the Seller promptly after request therefore and, in any event, in advance of the Closing Date.

          6.3.3 Legal Opinion. At the Closing the Buyer shall have delivered the opinion of its counsel, Horgan, Rosen, Beckham & Coren, L.L.P., in substantially the form set forth in Exhibit K.

                                  ARTICLE VII
                                     CLOSING

     7.1 Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the Branch at 5:00 p.m., Pacific time, on the first Friday which is a Business Day following the date on which the last to occur of the following events shall have occurred: (i) receipt of written approval of the transactions hereby contemplated by the FRB and the expiration of the applicable waiting period under the Bank Merger Act; (ii) such written approvals of this Agreement and the transactions hereby contemplated as may be required under the California Financial Code have been given by the Commissioner and have become effective; and (iii) receipt of any other approvals required from any Governmental Body; or at such time or such other date as the Buyer and the Seller agree, at the Branch or such other place as the Buyer and the Seller may agree.

     7.2 Seller's Obligations at the Closing. At the Closing, the Seller shall do the following:

          7.2.1 Transfer of Assets. The Seller shall convey, transfer, assign and deliver to the Buyer, by instruments satisfactory in form and substance to the Buyer and its counsel, good and marketable title to the Assets, free and clear of any mortgages, pledges, liens, security interests, conditional sale agreements, charges and encumbrances and restrictions of any kind and nature whatsoever except as permitted in this Agreement, and shall execute, acknowledge and deliver such grant deeds, bills of sale, assignments, conveyances and other assurances, documents and instruments of transfer as may reasonably be requested by the Buyer for the purpose of assigning, transferring, granting, conveying and confirming to the Buyer and reducing to its possession, any and all property to be conveyed and transferred under this Agreement.

          7.2.2 Certificates and Further Documents. The Seller shall deliver to the Buyer all of the Documents and other instruments to be delivered to the Buyer pursuant to Sections 6.1 and 6.2 and not previously furnished to the Buyer and such other certificates and documents as may reasonably be requested by the Buyer with respect to the fulfillment of the conditions specified in Sections
6.1 and 6.2.

          7.2.3 Premises, Books and Records. The Seller shall deliver physical possession of the Branch and all of the files, documents, papers, agreements, books of account and records pertaining to the Assets and Liabilities being transferred and assumed hereunder. The Seller agrees to make available any records kept by the Seller relating to the Branch and not delivered hereunder.

          7.2.4 Payment of Assumption Price. Pursuant to Section 3.1, at the Closing the Seller shall credit or pay to the Buyer in the manner directed by the Buyer on the Business Day next preceding the Closing Date the amount of the Assumption Price to be paid to the Buyer hereunder.

     7.3 Buyer's Obligations at the Closing. At the Closing, the Buyer shall do the following:

          7.3.1 Assumption of Liabilities. The Buyer shall deliver to the Seller an undertaking in form and substance satisfactory to the Seller and its counsel whereby the Buyer assumes and agrees to perform and discharge: (i) all of the Liabilities set forth in Section 2.1; and (ii) all of the obligations which are set forth in Section 2.2 and which arise after the Closing Date or are to be performed after the Closing Date, except those obligations set forth in Sections 2.2(b) or (c), if any, which cannot be transferred without the consent of third parties and as to which the Seller shall have been unable to obtain such consent.

          7.3.2 Purchase of Assets. The Buyer shall purchase and accept delivery of the Assets transferred pursuant to Section 7.2.1.

          7.3.3 Further Documents. The Buyer shall deliver to the Seller all of the documents and other instruments to be delivered to the Seller pursuant to Sections 6.1 and 6.3 and not previously furnished to the Seller and such other certificates and documents as may reasonably be requested by the Seller with respect to the fulfillment of the conditions set forth in Sections 6.1 and 6.3.

                                  ARTICLE VIII
                  OBLIGATIONS OF THE PARTIES AFTER THE CLOSING

     8.1 Seller's Obligations. The Seller agrees that, after the Closing Date:

          8.1.1 Business Relationships. The Seller shall not cause, or attempt to cause or induce, any person or firm now or hereafter supplying goods, services or credit to the Branch to cease or diminish the furnishing of such goods, services or credit.

          8.1.2 Banking Relationships. For a period of five (5) years following the Closing Date, the Seller will not directly or indirectly solicit deposits from or loans to persons or entities who were Branch customers or depositors on the date hereof, on the Closing Date or during the period between the date hereof and the Closing Date; provided, however, that nothing in this Section
8.1.2 shall prevent the Seller from: (i) soliciting deposits or loans in connection with advertising or solicitations directed to the public generally;
(ii) soliciting deposits from or loans to a major or statewide depositor which has deposits at locations other than the Branch (such as, for example, a company with more than one location or a public entity); (iii) soliciting deposits or loans outside the State of California; (iv) continuing any existing lending or deposit relationships domiciled at any of the Seller's Offices other than the Branch; (v) making loans or accepting deposits applied for or made by such Branch customers or depositors in the absence of such solicitation; or (vi) making loans or accepting deposits applied for or made by such Branch customers or depositors who represent Retained Assets or Retained Liabilities.

          8.1.3 Confidentiality. Neither party shall divulge or communicate, except as may be required by applicable law, use to the detriment of the other or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of the other acquired in connection with or in any manner relating to this Agreement and the transactions contemplated herein; provided, however, that the foregoing shall not apply to any information: (i) that was or is otherwise available to the public; (ii) that was readily available to the other party on a non-confidential basis prior to disclosure pursuant to this Agreement; (iii) that was already lawfully in the possession of the other party; (iv) that becomes available to a party on a non-confidential basis after disclosure pursuant to this Agreement; or (v) that is requested or required by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process by or of any Governmental Body. The foregoing provisions of this Section
8.1.3 shall not prohibit or limit the Buyer's use of any such information in its conduct of its business at the Branch.

          8.1.4 Notification of Customers. Promptly after the Closing Date: (i) the Seller shall notify all persons obligated to make payments under loans that are Retained Assets to make all future payments in respect to said obligations to a specified address other than that of the Branch; (ii) the Seller shall notify all persons whose deposit accounts are Retained Liabilities that all deposits and withdrawals pertaining thereto shall be made at a specified address other than that of the Branch; and (iii) the parties shall jointly notify all other customers of the Branch of the change of ownership of the Branch.

          8.1.5 Right to Hire Branch Employees. Pursuant to Section 4.2.4, the Buyer shall have the right to employ all persons who are employees of the Branch on the Closing Date, subject only to the right of any such employee to terminate his or her employment. The Seller shall not solicit any employee that the Buyer has agreed to hire, unless or until that employee has terminated his or her employment with the Buyer.

          8.1.6 Removal of the Seller's Property. Not later than five (5) Business Days after the Closing Date, the Seller will remove from the Branch premises, at Seller's expense, all of its personal property not being transferred to the Buyer, including but not limited to, negotiable instruments, stationery, forms, labels, logos, building signs, shipping materials, brochures and advertising material. If the Seller does not do so, the Buyer may dispose of same in any manner.

          8.1.7 Restrictive Covenant. For a period of five (5) years after the Closing Date the Seller and its successors and assigns shall not operate a branch office within a five (5) mile radius of the Branch. The parties agree that stand-alone automated teller machines ("ATMs") do not constitute branch offices for purposes of this Agreement, so long as the Seller restricts the activities of its stand-alone ATMs to that of dispensing cash and other products or services and does not allow its ATMs to accept deposits and/or perform any loan-related activities.

     8.2 Obligations of Both Parties After the Closing.

          8.2.1 Transfer of Credits by the Seller. The Seller agrees that it will transfer to the Buyer any deposits and loan payments accepted by it after the Closing Date for credit to transferred accounts, but it shall be under no obligation to accept such deposits or loan payments.

          8.2.2 Transit Items. After the Closing, each party hereto shall generally use its best efforts to assist the other party in the adjustment and delivery of all overages and shortages of documentary and cash items in transit, items in collection, and any ACH, POS, wire transfers and ATM transactions ("Transit Items") as of the Closing Date, as the interest in such Transit Items of the respective parties hereto may appear.

          8.2.3 Further Documents. After the Closing: (i) each of the parties hereto shall execute and deliver, or cause to be executed and delivered, all such deeds, documents and other instruments, and will take or cause to be taken all further or other action, as the other party or its counsel may reasonably deem necessary or desirable in order to vest in and confirm to the Buyer title to and possession of all of the Assets and to carry out the full intent and purpose of this Agreement; and (ii) each of the parties will permit the other access to and the right to inspect and copy the books and records of such party as may be reasonably necessary or appropriate to enable such other party to prepare such further document, instruments, reports or tax returns as such other party or its counsel determine to be necessary.

          8.2.4 Prorations; Sales and Use Taxes; Insurance.

               (a) The Seller and the Buyer agree that all expenses of operating the Branch prior to, on or after the Closing Date, including but not limited to, state and local personal property taxes, expenses for utilities, rent, wages, salaries, accrued vacations and payments in respect of the leases, contracts, commitments and agreements referred to in Section 2.2, shall, to the extent possible, be determined and prorated as of the Closing Date in connection with the determination of the Assumption Price pursuant hereto. To the extent that such expenses are not capable of being prorated as of the Closing Date, such expenses shall, to the extent possible, be prorated by the Buyer and the Seller and all unresolved Transit Items shall be allocated between the Buyer and the Seller in accordance with Section 8.2.2 within ninety (90) days after the Closing Date and (i) all such expenses paid by the Seller on or prior to the Closing Date and attributable to the operation of the Branch after the Closing Date (including any payments by the Seller in respect of the Lease and any of the contracts, commitments and agreements referred to in Section 2.2) shall be paid by the Buyer to the Seller within ten (10) Business Days after notice from the Seller to the Buyer of the amount thereof not prorated as of the Closing Date in connection with the determination of the Assumption Price, and (ii) all such expenses unpaid at the Closing Date and attributable to the operation of the Branch on or prior to the Closing Date (including any payments by the Buyer in respect of the Lease and any of the contracts, commitments and agreements referred to in Section 2.2) and any payments by the Buyer in respect of any of the Retained Liabilities shall be paid by the Seller to the Buyer within ten (10) Business Days after notice from the Buyer to the Seller of the amount thereof, and (iii) all remaining Transit Items shall be finally settled and paid within ten
          (10) Business Days. The Buyer shall, after the Closing, hold the Seller harmless from any liability on account of and shall pay to the Seller, within ten (10) Business Days after notice from the Seller to the Buyer of the amount thereof, any payments by the Seller on account of any amounts to be paid by the Buyer pursuant to clause (i) of the immediately preceding sentence, and the Seller shall, after the Closing, hold the Buyer harmless from any liability on account of and shall pay to the Buyer, within ten (10) Business Days after notice from the Buyer to the Seller of the amount thereof, any payments by the Buyer on account of any amounts to be paid by the Seller pursuant to clause (ii) of the immediately preceding sentence. The party making any such reimbursement pursuant to the provisions of this Section 8.2.4(a) shall be deemed to have made such payment to the ultimate recipient of the payment.

               (b) The Buyer and the Seller agree that all sales and use taxes, if any, payable in connection with this Agreement and the transactions hereby contemplated, shall be paid by the Seller.

               (c) The Buyer and the Seller agree that no insurance policies are to be prorated and that the Buyer will procure or maintain its own insurance with respect to the Branch effective as of the Closing Date.



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

          8.2.5 Adjustment of Assumption Price. The Buyer and the Seller acknowledge and agree that the payment of the Assumption Price at the Closing pursuant to Section 7.2.4 will be based on pre-Closing amounts of the Deposits, Loans, cash on hand, etc. Within three (3) Business Days after the Closing Date the Buyer and the Seller shall re-calculate the Assumption Price in accordance with Section 3.1 and Schedule 1, utilizing final amounts for the Deposits, Loans, cash on hand, etc. as of the Closing Date. Any balance or refund due to the Buyer or to the Seller, respectively, shall be paid in the manner directed by the recipient on the next Business Day.

          8.2.6 Other Transitional Matters. The Buyer and the Seller agree to cooperate with respect to all transitional matters to effect the orderly transfer of the business of the Branch, including taking the actions outlined in
EXHIBIT I.

                                   ARTICLE IX
                                    REMEDIES

     9.1 Termination.

          (a) Notwithstanding any provision to the contrary herein, and notwithstanding the fact that the shareholders of the Buyer may have approved this Agreement, this Agreement may be terminated at any time at or prior to the Closing Date: (i) by mutual written agreement authorized by the boards of directors of the Seller and the Buyer; (ii) by either the Seller or the Buyer if the Closing shall not have taken place prior to February 26, 1999; (iii) by the Seller if (a) any of the conditions set forth in Sections 6.1 or 6.3 shall not have been fulfilled on or prior to the Closing Date or shall become incapable of fulfillment by such date; or
     (b) a Claim of the type referred to in Section 6.1.5 shall have been instituted; and (iv) by the Buyer if (a) any of the conditions set forth in Sections 6.1 or 6.2 shall not have been fulfilled on or prior to the Closing Date or shall become incapable of fulfillment by such date; or (b) a Claim of the type referred to in Section 6.1.5 shall have been instituted.

          (b) If any party hereto breaches or defaults any representation, warranty, covenant or agreement made by it hereunder in any material respect, the non-defaulting party may, on or before the Closing Date, give notice of termination of this Agreement in the manner provided in Section
     10.1. Such notice shall specify with particularity the breach or default upon which such notice is based, and termination shall be effective ten
     (10) Business Days after the date of such notice unless the specified breach or default has been cured on or before such effective date. Notwithstanding anything to the contrary herein, no party hereto shall have the right to terminate this Agreement on account of its own breach or because of any non-material breach by any party hereto of any of its or their covenants, agreements, representations, warranties, duties or obligations hereunder.

     9.2 Effect of Termination. If this Agreement shall be terminated by the Seller pursuant to Sections 9.1(a)(ii), 9.1(a)(iii) or 9.1(b) for failure of any of the conditions set forth in Section 6.3 then as reasonable and full liquidated damages and reasonable compensation for the loss sustained and not as a penalty or forfeiture, the Buyer shall forfeit any claim to the Assumption Price Deposit. If this Agreement shall be terminated by the Buyer pursuant to Sections 9.1(a)(iv) or 9.1(b) for failure of any of the conditions set forth in
Section 6.2, then as reasonable and full liquidated damages and reasonable compensation for the loss sustained and not as a penalty or forfeiture the Seller shall pay the amount of $25,000 to the Buyer upon demand by the Buyer given in writing in the manner provided in Section 10.1.

     9.3 Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of its provisions, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding, in addition to any other relief to which it may be entitled. The Seller shall defend, hold harmless and pay to the Buyer the amount of any damages, costs or expenses with respect to any Claim arising out of a condition, transaction or event with respect to the Branch occurring on or before the Closing Date, provided, however, that the Seller shall not be required to so defend, hold harmless or pay if said Claim is based upon a liability or obligation which the Buyer expressly has assumed in writing, whether pursuant to this Agreement or otherwise. The Buyer shall defend, hold harmless and pay to the Seller the amount of any damages, costs or expenses with respect to any Claim arising out of a condition, transaction or event with respect to the Branch occurring after the Closing Date; provided, however, that the Buyer shall not be required to so defend, hold harmless or pay if said claim is based upon a liability or obligation which the Seller has retained, whether pursuant to this Agreement or otherwise.

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

     10.1 Notices. All notices, requests, demands, waivers or other communications hereunder must be in writing and shall be deemed given if delivered personally or if sent by registered or certified mail, return receipt requested, proper postage prepaid, to the parties at the following addresses or at such other addresses as may be specified by a like notice:

         If to the Buyer:           Valley Independent Bank
                                    1498 Main Street
                                    El Centro, California  92243
                                    Attention: Dennis L. Kern,
                                    President and CEO

         With a copy to:            Horgan, Rosen, Beckham & Coren, LLP
                                    21700 Oxnard Street, Suite 1400
                                    Woodland Hills, California  91365
                                    Attention: S. Alan Rosen, Esq.

         If to the Seller:          Fremont Investment & Loan
                                    175 N. Riverview Drive
                                    Anaheim, California 92808
                                    Attention: Murray L. Zoota
                                    President and CEO

         With a copy to:            Law Offices of Stephanie E. Allen
                                    1301 Dove Street, Suite 1020
                                    Newport Beach, CA 92660
                                    Attention: Stephanie E. Allen, Esq.

     10.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, representations and understandings of the parties with respect to the subject matter hereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless in a writing executed by the party making the waiver.

     10.3 Third-Party Rights. Nothing in the Agreement, whether expressed or implied, is intended to confer any rights or remedies upon any persons other than the parties hereto and their respective legal representatives, successors and assigns; nor is any thing in this Agreement intended to relieve or discharge the obligations or liabilities of any third persons to any party to this Agreement; nor shall any provision hereof give any third person any right of subrogation or action over against any party to this Agreement.

     10.4 Successors and Assigns. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their legal representatives, successors and assigns. The parties hereto expressly acknowledge that the Buyer has advised the Seller that the Buyer's holding company, VIB Corp, is in negotiations to acquire a financial institution headquartered in Riverside County and that the Buyer may elect to assign its rights and obligations hereunder to that financial institution (the "Assignee"), which assignment is hereby approved by the Seller. In the event the Buyer assigns its rights and obligations, the Assignee will supplement Sections 4.2, 5.1.1, 5.3, and 6.1 of this Agreement, as may be necessary, to reflect the Assignee's legal status, to identify its appropriate regulator, and to reflect applicable statutory citations and requirements. No assignment by any party hereunder shall relieve said party of any of its obligations or duties hereunder. The Buyer agrees to notify the Seller of any assignment on or before September 25, 1998; provided, however, in the event VIB Corp's acquisition of the Assignee is terminated or in the event the Assignee otherwise fails to perform the Buyer's obligations pursuant to this Agreement, the Seller and the Buyer agree that the Buyer may revoke the assignment and perform its obligations pursuant to this Agreement.

     10.5 Public Notice. Upon execution of this Agreement the Buyer and the Seller shall jointly issue a press release for general circulation with respect to the transactions contemplated hereby. Contemporaneously with the publication thereof, the Buyer and the Seller shall jointly meet with and inform the Branch employees of the transactions contemplated hereby. In addition to the foregoing, neither the Buyer nor the Seller shall cause to be made any advertisement, solicitation or public announcement regarding this Agreement or the transactions contemplated herein between the date hereof and the Closing Date without the prior approval of the other party, except as may otherwise be provided in this Agreement or as may be required pursuant to a regulatory filing upon advice by counsel that such advertisement, solicitation or public announcement is required by law. In any of the foregoing events, the other party to this Agreement shall be provided a reasonable opportunity to review and comment upon such advertisement, solicitation, public announcement or regulatory filing (except materials reasonably deemed confidential) prior to its dissemination. Any consent or approval required by this Section 10.5 shall not be unreasonably withheld.

     10.6 Survival of Warranties and Obligations. All statements, certifications, indemnifications, representations and warranties made herein by the parties to this Agreement, and their respective covenants, agreements and obligations to be performed pursuant to the terms hereof, shall survive the Closing Date, notwithstanding any examination by or on behalf of any party hereto, notwithstanding any notice of a breach or of a failure to perform not waived in writing and notwithstanding the consummation of the transactions hereby contemplated with knowledge of such breach or failure.

     10.7 Severability. If any provision of this Agreement, as applied to any party or to any circumstance, shall be adjudged by a court to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstance, or the validity of enforceability of the other provisions of this Agreement.

     10.8 Expenses. Except as otherwise specifically provided herein, all expenses incurred by the Buyer in connection with this Agreement shall be paid and discharged by the Buyer and all expenses incurred by the Seller in connection with this Agreement shall be paid and discharged by the Seller and none of the Seller's expenses in connection herewith shall be charged to the Branch.

     10.9 Counterparts. The Agreement may be executed simultaneously or in one or more counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same instrument, it not being necessary in making proof of this Agreement to produce or account for more than one counterpart executed by each party hereto.

     10.10 Headings and Construction. All section headings are included only for convenience and are not intended to be a full and accurate description of the contents of the Sections hereof and in no way limit, define or describe the scope or intent of this Agreement or any provision hereof.

     10.11 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California.

     10.12 Knowledge. In all representations and warranties concerning the knowledge of the Buyer or the Seller, wherever included herein, there shall be imputed to the Buyer or the Seller the actual and constructive knowledge and notice of their respective current directors and executive officers.

     10.13 Indemnification. The Buyer and the Seller each agree to indemnify and hold harmless the other and its affiliates and their officers, directors, agents, servants and employees from and against any and all claims, actions, demands, enforcement proceedings, causes of action, damages, liabilities, expenses (including, without limitation, reasonable attorney's fees), costs and fines which may be incurred, suffered, sustained or paid arising out of or related to the breach by either the Buyer or the Seller, as the case may be, of any representation, warranty, covenant or agreement in this Agreement. Without limiting the generality of the foregoing, each party shall promptly indemnify and hold harmless the other party for any liabilities assumed or retained by such party in the event such liabilities are asserted against such other party.

     IN WITNESS WHEREOF, the Seller and the Buyer have cause this Agreement to be executed in counterparts by their respective Presidents and Secretaries or Assistant Secretaries as of the date first above written.



VALLEY INDEPENDENT BANK                  FREMONT INVESTMENT & LOAN




By:    /s/ Dennis L. Kern                By:    /s/ Murray L. Zoota
   -------------------------------          ---------------------------------
   Dennis L. Kern, President and CEO        Murray L. Zoota, President and CEO




By:    /s/ Charlotte Studer              By:    /s/ Karen K. Wooley
   -------------------------------          ---------------------------------
   Charlotte Studer, Secretary              Karen K. Wooley, Assistant Secretary



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